Exhibit 12.1
                                                                    ------------
Beacon Properties, L.P.
Computation of Ratio of Earnings to Fixed Charges
(Dollar amounts in thousands)


                                                    For the Year        For the Year       For the Period
                                                       Ended               Ended           May 26, 1994 to
                                                 December 31, 1996   December 31, 1995    December 31, 1994
                                                 -----------------------------------------------------------
Income before minority interest                      $41,812             $22,179                $7,326
Add
      Portion of rents representative of the
          interest factor                                746                 223                   179
      Mortgage interest expense                       36,902              19,210                 9,511
      Interest - amortization of financing costs       2,982               2,223                 1,413
                                                 -----------------------------------------------------------
Income before minority interest, as adjusted         $82,442             $43,835               $18,429
                                                 ===========================================================

Fixed charges
      Mortgage interest expense
          Consolidated entities                       30,300              15,220                 4,970
          Unconsolidated entities                      6,602               3,990                 4,541
                                                 -----------------------------------------------------------
                                                      36,902              19,210                 9,511
                                                 -----------------------------------------------------------
      Interest - amortization of financing costs
          Consolidated entities                        2,084               1,370                   617
          Unconsolidated entities                        898                 853                   796
                                                 -----------------------------------------------------------
                                                       2,982               2,223                 1,413
                                                 -----------------------------------------------------------
      Rents
          Consolidated entities                          517                 110                    56
          Unconsolidated entities                        229                 113                   123
                                                 -----------------------------------------------------------
                                                         746                 223                   179
                                                 -----------------------------------------------------------
      Fixed charges                                  $40,630             $21,656               $11,103
                                                 ===========================================================
Ratio of earnings to fixed charges                      2.03                2.02                  1.66
                                                 ===========================================================

